Exhibit 99.1
For Immediate Release

Company Contact:	Investor Relations Contact:
Ms. Fan Zhou, Investor Relations Director	Mr. Crocker Coulson, President
China TransInfo Technology Corp	Email: crocker.coulson@ccgir.com
Tel：+ 86 10 8267 1299 - 8033	Tel: +1-646-213-1915 (NY office)
Email: ir@ctfo.com	Graham Reed, Financial Writer
Email: graham.reed@ccgir.com
Tel: +1-646-213-1907
CCG Investor Relations
Website: www.ccgirasia.com

China TransInfo Technology Corp. Announces Record Fourth Quarter and
2008 Year End Results

•	Revenue and net income up 147.5 and 150.9%, respectively
•	Fully diluted EPS reaches $0.53

Beijing, China – March 25, 2009, China TransInfo Technology Corp., (Nasdaq Capital Market: CTFO) (“China TransInfo” or “the Company”), a leading provider of public transportation information systems technology and comprehensive solutions in the People’s Republic of China (“PRC”), today reported its financial results for the fourth quarter and year ended December 31, 2008.

Fourth Quarter 2008 Highlights

•	Revenue increased 176.1% year-over-year to a record $10.7 million
•	Gross profit increased 160.2% year-over-year to $6.1 million
•	Income from operations increased 135.9% year-over-year to $4.1 million
•	Net income increased 404.4% year-over-year to $4.1 million, or $0.19 per fully diluted share
•	Entered into a cooperative agreement with China Mobile Ltd Dalian Branch to jointly invest in the installation of in-taxi LED GPS security surveillance devices on 6,000 taxis in Dalian.
•	Attended Roth Capital “China Comes to Vegas” conference in Las Vegas, Nevada

Full Year 2008 Highlights

•	Revenue increased 147.5% year-over-year to a record $29.4 million.
•	Gross profit increased 164.0% year-over-year to $16.5 million, or 56.2% of revenues
•	Operating income grew 135.4% year-over-year to $11.4 million
•	Net income increased 150.9% to $11.1 million, or $0.53 per fully diluted share

“China TransInfo achieved several historical milestones in 2008 in terms of both our business operations and corporate development,” stated Mr. Shudong Xia, chief executive officer of China TransInfo. “We have made remarkable progress in several core areas of our business operations, including being awarded the Olympic Games Traffic GIS Application System project and the expansion of our taxi media business in several domestic large cities, allowing us to achieve record financial results with solid top and bottom line growth. In addition to strong organic growth, China TransInfo acquired majority ownership of China TranWiseway and Dajian Zhitong, and full ownership of Shanghai Yootu. This has allowed us to strengthen our foundation for further expansion in the areas of transportation information services, taxi media, and real time traffic data technology and services.”

“With respect to our corporate development, we successfully raised $15 million from a private placement and upgraded to Nasdaq Capital Market in the summer of 2008.  Furthermore, with the addition of experienced independent directors and a new chief financial officer, we have raised the level of oversight and improved our corporate governance.”

Fourth Quarter 2008 Results

For the quarter ended December 31, 2008, revenues were $10.7 million, a 176.1% increase from $3.9 million posted during the same quarter in 2007. This was primarily due to an increase in sales of the Company’s products and applications in the transportation business segment, which accounted for 59.1% of the total revenues in the quarter. The remaining revenue came from the Digital City sector, Land & Resources sector, and other business segments.

The Company’s gross profit increased 160.2% to $6.1 million in the fourth quarter of 2008, compared to $2.3 million a year ago. Gross margin was 56.9% in the fourth quarter of 2008, compared to 60.3% during the same period in 2007.  The decrease in gross margin was mainly due to the execution of lower-margin contracts from business segments outside of the transportation sector in the fourth quarter of 2008.

Selling, general and administrative expenses in the fourth quarter of 2008 were $2.0 million up from $0.6 million in the fourth quarter of 2007. Selling expenses were $0.7 million compared with $0.2 million in the same period of 2007. The significant increase in selling expenses was primarily due to expansion of our business during the fourth quarter of 2008. Administrative expenses were $1.3 million in the three months ended December 31, 2008, up from $0.4 million in the same period of 2007.  The increase of administrative expenses was mainly attributable to increased staffing and expenses associated with being a public company.

Operating income increased 135.9% to $4.1 million, or 38.2% of revenues, compared to $1.7 million, or 44.7% of revenues, in the fourth quarter of 2007.

Other income was $0.2 million in the fourth quarter of 2008, compared with other expense of $0.5 million in the fourth quarter of 2007.  Other expense in the year ago period, was mainly attributed to non-cash expenses from the decrease in fair value of the Company’s warrant liability.

Net income increased to $4.1 million in the fourth quarter of 2008, or $0.19 per fully diluted share, as compared to net income of $0.8 million, or $0.04 per fully diluted share, during the same period in 2007. Weighted average fully diluted shares outstanding increased to 22.3 million shares in the fourth quarter of 2008 from 19.9 million shares in the fourth quarter of 2007 as a result of the acquisition and issuance of additional shares from a private placement in July 2008.

Full Year 2008 Results

Revenues for 2008 were $29.4 million, up 147.5% from $11.9 million in 2007. Gross profit was $16.5 million or 56.2% of revenues, up 164.0% from $6.3 million, or 52.7% of revenues in 2007. Operating income was $11.4 million, or 38.9% of revenues, up 135.4% from $4.9 million, or 40.9% of revenues, in 2007. Net income was $11.1 million, or $0.53 per fully diluted share, as compared to net income of $4.4 million, or $0.28 per fully diluted share, in 2007. Weighted average fully diluted shares outstanding increased to 20.9 million shares in 2008 from 15.7 million shares in 2007 due to a private placement financing completed in July 2008.

Financial Condition

As of December 31, 2008, cash totaled $16.1 million and working capital was $32.7 million, up from $16.5 million at December 31, 2007.  The Company did not have any long term debt at the end of 2008. Stockholders’ equity stood at $46.2 million at the end of 2008, as compared to $19.7 million at the end of 2007.  Cash flow from operating activities increased from $0.09 million in 2007 to $2.5 million in 2008.

Recent Events

•
January 2009 - Through its majority owned subsidiary Dalian Dajian Zhitong Information Service Co., Ltd (Dajian Zhitong), China TransInfo has entered into a five-year taxi. advertisement placement agreement with Dalian Liyang Media Limited (“Dalian Liyang”).

•	February 2009 - China TransInfo completed its corporate restructuring using a VIE arrangement designed to allow it to engage in certain restricted businesses in China.
•	March 2009 - The Company signed a contract with Mapbar, a leading mapping software provider in China, to provide real-time traffic data mapping software add-ons to Motorola China mobile phones.
•	March 2009 - China TransInfo attended the International Exhibition on Infrastructure, Traffic Management, Safety and Parking in Shanghai.

Business Outlook

“As we step into 2009, the domestic and international business environment has seen dramatic changes compared to last year. However, we believe that the market for our products and services offers tremendous growth potential going forward. The aggressive $586 billion (RMB 4 trillion) economic stimulus plan initiated by the Chinese central government will likely act as a catalyst toward the development of transportation information industry in China,” Said Mr. Xia. “As a result, we are confident that 2009 will bring another year of continued growth. We plan increase emphasis on technology research and development in 2009 to maintain our leadership position in the market over the long term. In addition, we intend to build on the series of acquisitions we made in 2008, further expand our business and improve our brand recognition on a nationwide basis.”

For 2009, the Company expects revenues to increase to approximately $45.0 million and non-GAAP net income to grow to approximately $14.0 million, excluding non-cash compensation charges and amortization of intangibles from acquisitions.  GAAP net income for 2009 is expected to be approximately $13.0 million.

Conference Call

The Company will host a conference call at 8:00 a.m. eastern time on March. 26, 2008, to discuss results for the fourth quarter and full year of 2008. The call will be hosted by Mr. Troy Mao, chief financial officer, and Ms. Fan Zhou, investor relations director of China TransInfo. To participate in the live conference call, please dial the following number five to ten minutes prior to the scheduled conference call time: 1-888-419-5570. International callers should dial +1-617-896-9871. When prompted by the operator, mention conference pass code 128 992 09.  The call will be available to replay beginning at 10:00 a.m. eastern time for fourteen days after it occurs. If you would like to listen to the replay, please dial 1-888-286-8010 or +1-617-801-6888 from outside the US and enter pass code 89713855.

About China TransInfo

China TransInfo, through China TransInfo Group and its operating subsidiaries, is primarily focused on providing transportation information services. The Company aims to become the largest transportation information product and comprehensive solutions provider, as well as the largest integrated transportation information platform and commuter traffic media platform builder and operator in China. China TransInfo is involved in developing multiple applications in transportation, digital city，land and resource filling system based on GIS technologies which is used to service the public sector. In addition, the Company is developing its transportation system to include ETC technology.  As the co-formulator to several transportation technology national standards, the Company has software copyrights for to 75 software products and has won 5 of 10 model cases sponsored by PRC Ministry of Communications. The Company’s affiliation with Peking University provides access to the University’s GeoGIS Research Laboratory, including 30 Ph.D. researchers. As a result, the Company is currently playing a key role in setting the standards for electronic transportation information solutions.  For more information please visit the company website at www.chinatransinfo.com.

Safe Harbor Statement

This press release contains certain statements that may include "forward looking statements". All statements other than statements of historical fact included herein are "forward-looking statements" including, among others, those concerning the Company’s expected financial performance and strategic and operational plans, the general ability of the Company to achieve its commercial objectives, future operating results of the Company, its subsidiaries and the VIE Entities, expectations regarding the market for transportation information services, as well as all assumptions, expectations, predictions, intentions or beliefs about future events. These forward looking statements are often identified by the use of forward-looking terminology such as "believes," "expects" or similar expressions, involve known and unknown risks and uncertainties. Although the Company believes that the expectations reflected in these forward-looking statements are reasonable, they do involve assumptions, risks and uncertainties, and these expectations may prove to be incorrect. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. The Company's actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including those discussed in the Company's periodic reports that are filed with the Securities and Exchange Commission and available on its website ( http://www.sec.gov ). All forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by these factors. Other than as required under the securities laws, the Company does not assume a duty to update these forward-looking statements.

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—FINANCIAL TABLES FOLLOW—

CHINA TRANSINFO TECHNOLOGY CORP. AND SUBSIDIARY
CONDENSED CONSOLIDATED STATEMENTS OF
OPERATIONS AND COMPREHENSIVE INCOME

	3 months ended December 31		12 months ended December 31
	2008	2007	2008	2007
	(Unaudited)	(Unaudited)	(Audited)	(Audited)
Revenues	$10,684,650	$3,869,165	$29,370,463	$11,864,629
Cost of revenues	4,609,121	1,534,393	12,867,258	5,612,372
Gross profit	6,075,529	2,334,772	16,503,205	6,252,257

Expenses:
SG&A	1,995,510	604,880	5,081,502	1,401,169
				-
Income from operations	4,080,019	1,729,892	11,421,703	4,851,088

Other income (expense):
Interest income	18,023	20,073	68,782	60,289
Interest expense	(59,137)	(110)	(135,120)	(13,968)
Subsidy income	530,100	146,058	530,100	146,058
Decrease in fair value of warrant liability		(525,918)	-	64,359
Other income (expense) - net	(273,634)	(62,265)	32,170	160,446
Total other income (expenses)	215,352	(492,157)	495,931	417,184
Net income before income taxes and minority interest	4,295,371	1,307,730	11,917,634	5,268,272

Income tax expense
Provision for income taxes
Current	12,984	-	5,201	-
Deferred	-	420,998	57,754	450,606
Total income tax expense	12,984	420,998	62,955	450,606
Minority interest	(162,510)	(69,995)	(764,201)	(396,585)

Net income	$4,119,875	$816,736	$11,090,477	$4,421,080
	-
Weighted average shares of outstanding - basic	22,187,314	19,601,107	20,678,693	15,520,661
Weighted average shares of outstanding- diluted	22,328,782	19,895,552	20,883,951	15,698,439
Income per share -				-
basic	$0.19	$0.04	$0.54	$0.28
diluted	$0.19	$0.04	$0.53	$0.28
			-	-
Comprehensive income				-
Net income	4,119,875	816,736	11,090,477	4,421,081
Translation adjustments	236,958	401,382	1,612,709	672,414
Comprehensive income	4,356,833	1,218,118	12,703,186	5,093,495

CHINA TRANSINFO TECHNOLOGY CORP. AND SUBSIDIARY
CONDENSED CONSOLIDATED BALANCE SHEETS

	December 31,
	2008	2007

ASSETS
Current Assets:
Cash and cash equivalents	$16,122,464	$6,842,238
Restricted cash	1,209,542	243,852
Accounts receivable, net	7,735,742	4,246,805
Inventory	23,775	-
Cost and estimated earnings in excess of billings on uncompleted contracts	11,912,285	2,659,969
Prepayments	3,647,731	2,328,289
Other receivable	2,940,404	1,038,329
Deferred tax assets	211,708	250,668
Total current assets	43,803,651	17,610,150

Long-term investment	278,730	260,490

Property and equipment, net	9,874,005	3,574,722

Intangible assets, net	1,490,807	-

Goodwill	3,095,017	-

Other non-current assets	147,607	-

Total assets	$58,689,817	$21,445,362

CHINA TRANSINFO TECHNOLOGY CORP. AND SUBSIDIARY
CONDENSED CONSOLIDATED BALANCE SHEETS

	December 31,
	2008	2007

LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities:
Accounts payable	$5,518,402	$446,143
Notes payable	2,934,000	-
Due to related parties	528,485	-
Billings in excess of costs and estimated earnings on uncompleted contracts	846,971	258,265
Deferred revenue	214,256	-
Other payable and accrued liabilities	1,030,766	389,432
Total current liabilities	11,072,880	1,093,840

Minority interest	1,465,743	655,876

Stockholders' equity :
Preferred stock, par value $0.001 per share, 10,000,000 shares authorized and 0 shares issued and outstanding	-	-
Common stock, par value $0.001 per share, 150,000,000 shares authorized , 22,187,314 and 19,601,107 shares issued and outstanding, respectively	22,187	19,601
Additional paid-in capital	24,654,890	10,905,114
Retained earnings	18,974,224	7,883,747
Accumulated other comprehensive gain - translation adjustments	2,499,893	887,184

Total stockholders' equity	46,151,194	19,695,646

Total liabilities and stockholders' equity	$58,689,817	$21,445,362

CHINA TRANSINFO TECHNOLOGY CORP. AND SUBSIDIARY
AUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	2008	2007
Cash flows from operating activities:
Net income	$11,090,477	$4,421,081
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization expenses	200,746	41,915
Bad debt	31,571	-
Deferred income tax	55,531	450,606
Minority interest	764,201	396,585
Warrants issued for service	-	200,105
Stock-based compensation	217,756	-
Loss on disposal of fixed assets	11,747	-
Change in fair value of warrant liability		(64,359)
(Increase) Decrease in assets:
Restricted cash	(932,126)	(102,524)
Accounts receivable	(2,634,838)	(1,247,452)
Prepayments	(1,035,964)	(1,089,273)
Other receivable	(1,852,411)	(577,078)
Cost and estimated earnings in excess of billings on uncompleted contracts	(8,088,233)	(1,913,123)
Inventory	185,993
Other current assets	234,892	(129,788)
Decrease (Increase) in liabilities:
Accounts (notes) payable	4,471,898	261,572
Billings in excess of costs and estimated earnings on uncompleted contracts	(613,988)	(96,324)
Customer deposits	66,382	-
Other payable and accrued liabilities	338,283	(466,400)
Net cash provided by operating activities	2,511,917	85,543

	2008	2007
Cash flows from investing activities:
Cash from acquisitions	$294,872	$9,199,660
(Increase) Decrease in loan to others	-	277,297
Payment of cash to the shareholders of the accounting acquirer	-	(2,000,000)
(Increase) Decrease in other non-current assets	(147,489)	12,018
Proceeds from diposal of fixed assets	26,072	-
Purchases of fixed assets	(6,037,957)	(3,236,664)
Purchases of intangible assets and goodwill	(4,537,334)	-
Net cash provided by (used in) investing activities	(10,401,836)	4,252,311

Cash flows from financing activities:
Increae in due to related parties	441,737	-
Proceeds from (payments of) short-term borrowings	2,883,000	(658,350)
Net change in minority interests	300,775	-
Payable for acquiring subsidiary	86,490	-
Payments to related parties	(190,878)	-
Increase in customer deposit	144,150	-
Merger (issuance) costs to be charged directly to equity	(1,794,660)	(1,492,361)
Proceeds from issuing shares	15,000,000	3,200,000
Net cash provided by financing activities	16,870,614	1,049,289

Effect of foreign currency exchange translation	299,531	133,931

Net increase in cash	9,280,226	5,521,074

Cash - beginning	6,842,238	1,321,164
Cash - ending	$16,122,464	$6,842,238

Supplemental disclosures:
Interest paid	$135,120	$13,986
Income taxes paid	$847	$-

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